Exhibit 99.2

OPENTV CORP.

May 15, 2003

2:00 p.m. PDT

Coordinator

Good afternoon. Welcome to the Quarter One 2003 Earnings Call. At the request of the company, today’s call is being recorded. Should anyone object, they may disconnect at this time. It is now my pleasure to turn the meeting over to Mr. James Ackerman, CEO of OpenTV Corp. Sir, you may begin.

J. Ackerman

Thanks, Wendy. I’m joined today on the call by the OpenTV Corp. Chairman and Chief Executive Officer of Liberty Broadband Interactive Television, Pete Boylan, as well as Craig Waggy, CFO of the company, and Mark Allen, General Counsel. We’re going to begin today with some opening comments around the Safe Harbor Provision from Mark Allen. Mark.

M. Allen

Thank you, James. I would like to advise all listeners that during the conference call today various members of OpenTV management may be making forward-looking statements within the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the current expectations and beliefs of OpenTV management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, please refer to the risk factors described in the OpenTV annual report on Form 10-K, and such other documents that OpenTV may file from time to time with the Securities and Exchange Commission. OpenTV undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and the other SEC filings that would be relevant including the company’s 10-Q, which should be filed today. Thank you.

J. Ackerman

Thanks, Mark. So what we’re going to cover today is we’re going to go through the financial results of our first quarter 2003, which will be led by Craig Waggy, then I’m going to follow-up with a few comments of my own, and then we’ll open it up a question and answer session. So with that, Craig, will you take us through the first quarter results?

C. Waggy

Sure. Thanks, James. The company filed its quarterly report on Form 10-Q for the three months ended March 31, 2003, with the Securities and Exchange Commission today. My comments today will be based on the operating results and financial condition, as reported in the Form 10-Q.

Our revenues in the first quarter were $15.3 million, a decrease of $3.6 million, or 19% from revenues of $18.9 million in the first quarter of 2002. The primary reason for the decrease in revenues in the quarter were the reduction of royalties of $2.2 million to $6.1 million, coupled with a reduction of services, support and other revenues of $900,000 to $5.3 million. The decrease in royalty revenue was primarily due to decreased royalty revenues in Europe. The decrease in services, support and other revenues of $900,000 was primarily due to reduced professional services revenues, as a result of continued curtailment of spending in the industry by current and prospective customers.

Channel fees for the quarter were up $200,000 to $2.9 million, while license fees were down $700,000 to an even million dollars. The decrease in revenues is primarily a result of the continued slow-down in spending and investment in interactive television technologies by service providers. Sequentially, the revenues in the first quarter of $15.3 million are up from the $13.2 million of revenues reported in the fourth quarter of last year, and the $13.4 million reported in the third quarter of last year.

Operating expenses in the first quarter were $35.6 million, $26.3 million if you exclude the $6.9 million of restructuring costs and $2.4 million of amortization of intangible charges, compared to $47.1 million, or $33.7 million, again, if you exclude the $9.6 million of restructuring costs and $3.8 million of amortization of intangible charges, in the first quarter of 2002. Operating expenses reflect the additional expenses associated with the acquisition of Wink, which occurred during the fourth quarter of last year, offset by efficiencies associated with the various restructurings of the company’s operations.

The net loss for the quarter was $20.1 million, compared to a net loss for the same quarter in the prior year of $167.8 million. The prior-year results include a charge of $129.9 million for the impairment of goodwill resulting from the adoption of SFAS 142 on January 1, 2002.

During the quarter, we reduced our headcount by 89 personal, primarily as a result of a restructuring of our operations in France. We ended the quarter with 354 personnel. Our current headcount is significantly down from the approximate 665 personnel we had when we first announced our restructuring plans in October of last year.

We ended the quarter with cash, cash equivalents and marketable debt securities of $74 million, down from the $87.7 million as of December 31, 2002, due primarily to cash used in operations, including our restructuring initiatives. I will now turn the conversation back to James.

J. Ackerman

Thanks, Craig. I’ll keep my comments brief. As previously announced last fall, following Liberty’s acquisition of the control stake in OpenTV, the board of directors approved a significant reorganization of the global operations of OpenTV and Wink, designed to integrate the two companies, eliminate duplication and reduce the size of the organization to better align the cost structure of the company with current revenues. This reorganization involved an approximate 50% reduction in staff, and the closure of a number of offices around the world.

I’m pleased to announce, as of the end of Q1, we have substantially completed this restructuring in a manner that is consistent with our original plans and budget. It is important to note that while the reduction in size was significant, our global engineering organization is approximately 170-persons strong.

As we discussed on our last call, during the first quarter, we filed our 10-K for fiscal 2002. Recently, Nasdaq informed us that they have decided to allow OpenTV to remain listed on the basis we hold an annually meeting by the 4th of June. That meeting is now scheduled for June 3rd, and will be held here at our San Francisco headquarters.

On the business side, I hope you’ve seen our recent announcement with FOXTEL. FOXTEL is a leading cable and satellite operator in Australia,

part owned by News Corp. FOXTEL recently chose OpenTV to build their end-to-end interactive television platform, following a comprehensive review process. This deal represents the most comprehensive sale of OpenTV products yet to any cable or satellite operator in the world. We believe this deployment will put FOXTEL at the forefront of advanced digital interactive television cable systems in the world.

FOXTEL has approximately one million subscribers today, analog and digital, covering all major metropolitan franchises, including Sydney, Melbourne, Brisbane and Perth. The Australian market has 7.5 million TV households. This deal demonstrates the completeness and application of OpenTV’s solution for both digital satellite and broadband cable systems.

For those of you who are planning to view the Daytime Emmy Awards on ABC tomorrow night, if you are fortunate enough to be a cable or satellite subscriber with our Wink enhanced television technology, you will be able to interact with the program. This builds on the success we saw earlier in the year with interactive events from ABC television around the college bowl games and the American Music Awards. This event is one of a number of new interactive applications being offered to U.S. viewers by broadcasting cable network customers of ours like ABC, NBC, ESPN,

Discovery and CNN among others. These programmers are being supported by advertisers like Wal-Mart and Ford, who are beginning to air interactive ads that allow them to better engage with their respective target audiences.

Recently, we began meeting key programming partners to introduce the new OpenTV enhanced television business model that should allow programmers and advertisers to accelerate the deployment of enhanced programming and interactive advertising. Programmers and advertisers must get into an “author-once” environment for iTV to really take off. We believe we possess the tools, technology and experience to help them achieve this goal across cable and satellite by multiple set-tops, networks and platforms.

Now, to refresh everyone’s understanding of our new company, I’d like to update you on some of our key customer metrics. Today, including OpenTV technology, applications and our Wink enhanced television platform, OpenTV enables interactive television through more than 42 million set-top boxes worldwide to television viewers in over 60 countries. In fact, 18 million of these boxes are deployed in the U.S. alone, across cable and satellite. Our own games channel, PlayJam, is now deployed to more than 12 million cable and satellite subscribers in the U.S., Europe and Africa. As of today, we have developed dozens of applications offered in multiple languages that run on our middleware technology. As a result of our substantial research and development over the last decade, we have an extensive intellectual property portfolio in iTV, that includes 49 U.S. patents, 114 issued patents overseas and approximately 354 patents pending worldwide.

Lastly, I’m pleased to confirm that nearly all of EchoStar’s DISH Network OpenTV-enabled subscribers are now receiving the DISH home portal on Channel 100. This portal is among the leading interactive television offers in the United States. It includes sports, news, games and lifestyle content, in addition to easy-to-use customer service apps. OpenTV has developed the substantial majority of these interactive channels for Echo. I’ve really enjoyed working with the team at Echo in bringing iTV to the U.S. market.

In summary, I believe the steps we have taken to reduce expenses, while integrating the businesses of OpenTV and Wink, have positioned us well to weather the storm while we focus on growing the business going forward. It is our belief that our global customer base, footprint, technology offering and intellectual property are second to none in the arena that is iTV. With that, we’ll open the line to some questions.

Coordinator	Thank you. Our first question comes from Edwin VanDarra.

E. VanDarra	Hello, gentlemen. Good afternoon. I have a question regarding the ACTV planned acquisition. Can you tell me what the timing is on that, and if there are any new developments on that?

P. Boylan

The timing of the transaction is we have a shareholder meeting occurring on June 4th. I believe they have also made their filings and established their meetings, and I think at this point in time, we are hopeful that we will be able to complete the transaction around the July 1st time frame.

E. VanDarra	Now, I noticed that there was a notice of delisting, or possible delisting of ACTV. Does that affect this in any way?

P. Boylan

I don’t believe it will. They would obviously need to consider an appeal of the delisting notice, given the fact that the stock has traded below $1.00 a share, and will go through the appellate process. But I think, given where we stand in the merger process, I would be hopeful that it becomes moot.

E. VanDarra	How much impact does this acquisition have on your overall product line?

P. Boylan	Well, in fairness, given that we just mailed the proxy, as Mark Allen outlined earlier, and unfortunately, given the mail system, many people don’t have it, it really wouldn’t be appropriate to comment on that until the public is in possession of the proxy.

E. VanDarra	That’s all I have. Thank you.

J. Ackerman	Just one correction; the annual meeting is going to be held on June 3rd.

Coordinator	Edwin VanDarra of Benton Financial.

E. VanDarra

Hello, gentlemen. Good afternoon. I’m going to try again. It went wrong the first time. I have three questions for you. The first is about the restructuring. You completed that at the end of the first quarter. Are you lean and mean now? The second is about your guidance for 2003. Can you give me one, at least for second quarter? The third is what was your headcount number, again, at the end of the first quarter?

P. Boylan

I’ll take the first two, and I’ll ask James to respond to the third question. We’d like to think that we are lean and mean on a relative basis. We obviously made some substantial cuts to right-size the cost structure with the realities of interactive television revenues in today’s marketplace. So we feel like we are reasonably well positioned, but of course, we’ll continue to monitor that, as we need to.

As it relates to the second question, guidance for ’03, given the pending acquisition of ACTV, coupled with the uncertainties associated with the interactive television environment, we aren’t providing any guidance at this point in time. James, can you address the headcount issue?

J. Ackerman	Yes. We ended the first quarter with 354 personnel in total between the OpenTV and Wink organizations.

E. VanDarra	Could you tell me something about second quarter then maybe, Mr. Ackerman?

J. Ackerman	As Mr. Boylan said, we’re not providing any forward-looking guidance at this time.

E. VanDarra	Thank you very much, gentlemen.

Coordinator	At this time, I’m showing no further questions.

J. Ackerman	Then I think we can wrap up the call. Would you please communicate the replay instructions, Wendy?

Coordinator	Yes, sir. A replay of this call will be available approximately one hour after the call concludes. The dial-in number for the call is toll-free number

888-566-0018. The call will be available through the end of the day on May 24th.

J. Ackerman	I want to thank everyone for joining us today, and for your continued support. We look forward to speaking with you again next quarter, and also at our upcoming annual meeting. Thank you very much.